Exhibit 5.8

[Letterhead of Dorsey & Whitney LLP]

March 6, 2012

Warner Music Group Corp.

75 Rockefeller Plaza

New York, New York 10019

Re:	Warner Music Group Corp. - Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special Minnesota local counsel to each of REP SALES, INC. a Minnesota corporation (the “Rep Sales”), RYKODISC, INC., a Minnesota corporation (the “Rykodisc”) and RYKOMUSIC, INC., a Minnesota corporation (the “Rykomusic” and together with Rep Sales and Rykodisc, each a “Company” and collectively, the “Companies”), in connection with the documents listed on Schedule 1 attached hereto (collectively, the “Transaction Documents”). This opinion is being delivered to the Companies and the other addressee identified above (the “Addressees”) in connection with that certain Form S-4 Registration Statement under the Securities Act of 1933 of Warner Music Group Corp. and WMG Acquisition Corp. (the “Registration Statement”) being filed in connection herewith. Capitalized terms defined in this opinion and in the schedules and exhibits hereto are used herein and therein as so defined. We have not communicated directly with any of the Companies in connection with the preparation of this opinion letter, and other than the preparation and delivery of this opinion letter, we have not participated in any other aspects of the transactions contemplated by the Transaction Documents and do not represent any of the Companies in connection with other matters.

In connection with this opinion, we have examined the Transaction Documents and the following documents:

(i)	a copy of the articles of incorporation of Rep Sales certified as of January 24, 2012 as a true copy by the Minnesota Secretary of State, and a copy of the bylaws of Rep Sales certified as of March 6, 2012 as a true copy by the Assistant Secretary of Rep Sales (collectively, the “Rep Sales Constituent Documents”);

(ii)	a certificate of good standing concerning Rep Sales from the Minnesota Secretary of State issued January 24, 2012 (the “Rep Sales Good Standing Certificate”);

(iii)	a certificate of an officer of Rep Sales certifying as to (a) copies of resolutions of the Board of Directors of Rep Sales adopted July 20, 2011, with respect to the Transaction Documents and the transactions contemplated thereby, (b) incumbency with respect to an officer of Rep Sales, and (c) certain other matters and the resolutions attached thereto;

Warner Music Group Corp.

March 6, 2012

(iv)	a copy of the articles of incorporation of Rykodisc certified as of January 24, 2012 as a true copy by the Minnesota Secretary of State, and a copy of the bylaws of Rykodisc certified as of March 6, 2012 as a true copy by the Assistant Secretary of Rykodisc (collectively, the “Rykodisc Constituent Documents”);

(v)	a certificate of good standing concerning Rykodisc from the Minnesota Secretary of State issued January 24, 2012 (the “Rykodisc Good Standing Certificate”);

(vi)	a certificate of an officer of Rykodisc certifying as to (a) copies of resolutions of the Board of Directors of Rykodisc adopted July 20, 2011, with respect to the Transaction Documents and the transactions contemplated thereby, (b) incumbency with respect to an officer of Rep Sales, and (c) certain other matters and the resolutions attached thereto;

(vii)	a copy of the articles of incorporation of Rykomusic certified as of January 24, 2012 as a true copy by the Minnesota Secretary of State, and a copy of the bylaws of Rykomusic certified as of March 6, 2012 as a true copy by the Assistant Secretary of Rykomusic (collectively, the “Rykomusic Constituent Documents” and together with the Rep Sales Constituent Documents and the Rykodisc Good Constituent Documents, collectively, the “Constituent Documents”);

(viii)	a certificate of good standing concerning Rykomusic from the Minnesota Secretary of State issued January 24, 2012 (the “Rykomusic Good Standing Certificate” and together with the Rep Sales Good Standing Certificate and the Rykodisc Good Standing Certificate, collectively, the “Good Standing Certificates”); and

(ix)	a certificate of an officer of Rykomusic certifying as to (a) copies of resolutions of the Board of Directors of Rykomusic adopted July 20, 2011, with respect to the Transaction Documents and the transactions contemplated thereby, (b) incumbency with respect to an officer of Rykomusic, and (c) certain other matters and the resolutions attached thereto.

We have also examined such other documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion. In addition, as to questions of fact material to the opinions hereinafter expressed, we have, when relevant facts were not independently established by us, relied upon certificates of officers of the Companies and of public officials, and we have assumed that all such facts are true and correct as of the date of this opinion. We have not independently examined the records of any court or public office in any jurisdiction, and our opinion is subject to matters which examination of such records would reveal. Without limiting the generality of the foregoing, we have relied upon certificates of officers of the Companies and the representations contained therein, and we have assumed that

Warner Music Group Corp.

March 6, 2012

all such representations are true and correct as of the date of this opinion. In rendering such opinions, we have not conducted any independent investigation of any of the Companies or consulted with other attorneys in our firm with respect to the matters covered thereby. No inference as to our knowledge with respect to the factual matters upon which we have so qualified our opinions should be drawn from the fact of our representation of the Companies.

In rendering the opinions expressed below, we have assumed, without verification, that:

(A)	The authenticity of all documents submitted to us as originals.

(B)	The genuineness of all signatures.

(C)	The legal capacity of natural persons.

(D)	The conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

(E)	All conditions precedent to the effectiveness of the Transaction Documents have been satisfied or waived.

Based upon the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications set forth below, we are of the opinion that:

1. Based solely on the respective Good Standing Certificates, each of the Companies is a corporation that is validly existing and in good standing under the laws of the State of Minnesota.

2. Each of the Companies had the corporate power to execute and deliver the Transaction Documents executed by it at the time such Transaction Documents were executed and delivered, and has the corporate power to perform its obligations thereunder, and each Company has taken all requisite corporate action to authorize the execution, delivery and performance of the Transaction Documents executed by it.

3. Each of the Transactions Documents to which it is a party was duly executed and delivered by the respective Companies.

SCOPE OF OPINION

Our opinions set forth above are further subject to the following additional qualifications:

(a) Our opinions expressed above are limited to the law of the State of Minnesota. We assume no responsibility as to the applicability to this transaction, or the effect thereon, of the laws of any other jurisdiction.

Warner Music Group Corp.

March 6, 2012

We understand that the Addressees will rely as to matters of Minnesota law, upon this opinion in connection with the matters set forth herein and, in addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Minnesota law, as applicable, upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to each of the Companies. In connection with the foregoing, we hereby consent to the Addressees and Debevoise relying as to matters of Minnesota law upon this opinion. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention, or any changes in the law taking effect, after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

PTN/JVH

Attachments: Schedule 1 – Transaction Documents

Schedule 1

Opinion of Dorsey & Whitney LLP

Transaction Documents

1.	That certain Indenture to the 11.50% Senior Notes due 2018, dated as of July 20, 2011, among WM Finance Corp., as Issuer and Wells Fargo Bank, National Association as Trustee.

2.	That certain Supplemental Indenture to the 11.50% Senior Notes due 2018, dated as of July 20, 2011, among WMG Acquisition Corp. (as successor by merger to WM Finance Corp), Wells Fargo Bank, National Association as Trustee, and the Companies and certain other additional Guaranteeing Subsidiaries (as defined therein) parties thereto.